                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made and entered this 17th day of July 1997 (the "Contract Date"), by and among FirstAmerica Automotive, Inc., a Delaware corporation or nominee ("Purchaser"), Golden Sierra Auto Group, a California corporation, dba Capitol Nissan ("Seller"), and, as limited by
Section 15 hereof, CAPMAN, Inc., a California corporation ("Capman"), and is made with reference to the following facts:

                                R E C I T A L S

     WHEREAS, Seller owns and operates a Nissan automobile dealership (the "Dealership") commonly known as Capitol Nissan, located at 1120 Capitol Expressway Auto Mall, San Jose, California 95136 (the "Premises").

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain of the assets, properties and business of Seller utilized in connection with the Dealership.

     NOW, THEREFORE, in recognition of the foregoing representations, and in consideration of the covenants set forth herein, the parties hereto agree as follows:

                               A G R E E M E N T

     1. DEFINITIONS. The capitalized terms as used in this Agreement shall be defined as hereinafter set forth in this Section 1, or as otherwise provided in this Agreement.

          1.1 ACQUIRED ASSETS. The term "Acquired Assets" shall be defined as all of the assets and property to be acquired by Purchaser hereunder, as described in Section 2.1 hereof.

          1.2 CLOSING. The term "Closing" shall be defined as the consummation of all of the transactions provided for in this Agreement, including the exchange of the Acquired Assets for the consideration provided for herein. The Closing shall occur at the offices of Kay & Merkle, 100 The Embarcadero, Penthouse, San Francisco, California, on the Closing Date commencing at 10:00 a.m.

          1.3 CLOSING DATE. The "Closing Date" shall be defined as the date which falls 5 business days following the earliest date on which the conditions specified in Sections 7 and 8 hereof are satisfied; subject, however, to the provisions of Section 18 below.

          1.4 FRANCHISE. The term "Franchise" shall be defined as the Nissan Franchise currently held by Seller.

          1.5 FRANCHISER. The term "Franchiser" shall be defined as Nissan Motor Corporation.

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          1.6  OBSOLETE PARTS. The term "Obsolete Parts" shall be, defined as all (i) factory parts which are not listed in the most current manufacturer's wholesale price book or, if listed therein, are valued at ZERO DOLLARS ($0),
(ii) parts which are not returnable to the manufacturer (as defined by the Franchiser, (iii) factory and non-factory parts which have been in stock more than one (1) year and/or parts which are in excess of a one (1) year supply,
(iv) parts indicated as discontinued, and (v) parts which are broken or damaged, regardless of whether listed in the most current manufacturer's wholesale price book.

     2.   PURCHASE AND SALE OF ASSETS.

          2.1 ACQUIRED ASSETS. The assets subject to this Agreement shall consist of all the assets located at the Premises and related to or used in connection with the Franchise, including but not limited to those assets to be listed on Schedule 2.1 to be prepared prior to the Closing Date and attached hereto, Nissan special tools, furniture, fixtures and equipment, which special tools, furniture, fixtures and equipment shall be in substantially the same condition at Closing as at the expiration of the Due Diligence Period, and leasehold improvements located at the Premises and used by Seller in operation of the Nissan Franchise, motor vehicles (new and used) (subject to exclusion of certain used vehicles in accordance with Section 3.2(c)), parts and accessories (subject to exclusion of Obsolete Parts in accordance with Section 3.2(d) and excess non-factory parts in accordance with Section 3.2(c)), tires, work-in-progress, advertising literature, forms and supplies for the Dealership, parts return privileges from the Franchiser, rights under new car purchase orders and deposits relating thereto, goodwill, telephone number of Seller, the name "Capitol Nissan" or any derivative thereof, the right of occupancy of the Premises and all contracts, agreements or commitments which have been approved by Purchaser as the same shall exist on the Closing Date. The parties agree that
Schedule 2.1 shall be prepared in conjunction with the physical inventory described in Section 3.2(j) hereinbelow.

          2.2 PURCHASE. Seller hereby agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire, on the Closing Date, all of the Acquired Assets. Any assets which are not Acquired Assets, shall be retained by Seller.

     3.   CONSIDERATION FOR ACQUIRED ASSETS.

          3.1 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the purchase price to be paid by Purchaser for the Acquired Assets shall be that amount which is equal to the aggregate value of the Acquired Assets as of the Closing Date determined in accordance with Section 3.2.

          3.2 VALUATION OF ACQUIRED ASSETS. Those Acquired Assets which are listed below shall be valued as provided below in this Section 3.2.

               (a) The price for each 1997 new unregistered and undamaged Nissan model vehicle with not more than three hundred (300) miles shall be the sum of the following:

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                    (i)   The wholesale cost of each such vehicle determined in
accordance with the factory invoice, including advertising charges; plus

                    (ii) The wholesale cost of all optional parts and accessories installed in such vehicle plus the cost of labor (determined at the internal rate pursuant to the standard factory formula) for installation of the same; less

                    (iii) The sum of all distributor's allowances ("Allowances") as of the Closing Date including, but not limited to, inventory carry-over allowances, discounts, holdbacks, rebates, contests, model change incentives and similar distributor's allowances related to such vehicle. Purchaser shall also receive a credit against the Purchase Price equal to the number of days of unexpired Floor Plan Assistance, if any, as of the Closing for each vehicle purchased.

               (b) The price for each 1997 unregistered and undamaged Nissan demonstrator vehicle with not more than seven thousand five hundred (7,500) miles purchased hereunder shall be the value determined in accordance with subsections (a)(i) through (a)(iii) hereinabove, less the sum of 20c per mile for each said vehicle;

               (c) Notwithstanding paragraphs (a) and (b) hereinabove, Purchaser shall have no obligation to purchase new vehicles in inventory with a supply of each line of automobiles (i.e. Maxima) in excess of a 60 day supply based on the average monthly sales for those three months immediately preceding the Closing Date, provided that this paragraph (c) shall apply only in the event and to the extent Seller is able to return any vehicle in excess of the sixty
(60) day supply without (i) having to repay to the Franchiser any Allowances or Floor Plan Assistance; (ii) receiving a debit against Allowances owing or future Allowances upon such return, (iii) losing credit for such vehicle in the 1997 Dealer Challenge, as hereinafter defined, or (iv) suffering any other financial detriment (other than the loss of the sale to Purchaser) upon such return (collectively "Return Loss").

               (d) Notwithstanding paragraphs (a), (b) and (c) hereinabove, Seller shall have all 1997 Quests in rental service as of March 31, 1997. Purchaser shall have no obligation to purchase any 1997 Quests that not have been placed in rental service prior to March 31, 1997, with the exception of 1997 Quests delivered and invoiced by Nissan Corporation after March 31, 1997. The purchase price for all 1997 Quests in rental service with not more than 300 miles shall be valued in accordance with paragraph 3.2(a)(i) through 3.2(a)(iii) provided, however, that Purchaser shall have the right to all incentives including market share funds related to such vehicles.

               (e)  All vehicles not described in subsections (a), (b), (c) and
(d) above which are to be purchased hereunder shall be valued at a price mutually agreed upon by Seller and Purchaser; provided, however, that if Seller and Purchaser are unable to agree on a price with respect to any individual vehicle prior to the Closing Date, then such vehicle shall be excluded from the Acquired Assets and not purchased hereunder.

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               (f)  All new undamaged returnable genuine Nissan factory parts and accessories which are in possession of Seller as of the Closing Date and which are listed in the manufacturer's most current wholesale parts and accessories price book shall be valued at dealer cost in accordance with the manufacturer's most current wholesale parts and accessories price book as of the Closing Date; provided, however, that Obsolete Parts shall be valued at ZERO DOLLARS ($0) and shall be retained by Seller, and removed by Seller from the Premises not later than ten (10) days following the Closing Date.

               (g) All non-factory parts, accessories and miscellaneous inventory which are in the possession of Seller as of the Closing Date, shall be valued at dealer cost, provided, however, that Purchaser shall have no obligation to purchase in excess of TWENTY THOUSAND DOLLARS ($20,000) of such items.

               (h)  All work-in-progress shall be valued at retail.

               (i) All furniture, fixtures, equipment, leasehold improvements and special tools shall be valued at $500,000 provided, however, that in the event that any item of furniture, fixtures, equipment, special tools or leasehold improvement is materially damaged, destroyed or removed from the Dealership between the date of execution of this Agreement and the Closing Date, the value of said item damaged, destroyed or removed from the Dealership shall be credited against the Purchase Price.

               (j) As of the close of business on the day immediately preceding the Closing Date or on such other date as mutually agreed upon by Purchaser and Seller, a physical inventory to determine the value of the new, used and demonstrator vehicles, and work-in-progress shall be taken jointly by the parties. Each party shall bear the expenses associated with its own personnel in connection with the valuation of the assets. The parties shall jointly employ an independent inventory service to take a parts and accessories inventory immediately prior to the Closing. The cost of such inventory shall be paid one-half by Purchaser and one-half by Seller.

          3.3 PAYMENT OF PURCHASE PRICE. The purchase price determined in accordance with Section 3.2 above to be paid by Purchaser pursuant to this Agreement shall be paid as follows:

               (a) Upon execution hereof, Purchaser shall cause the sum of FIFTY THOUSAND DOLLARS ($50,000) (the "Deposit") to be delivered to Escrow Holder as hereinafter defined. The Deposit shall be held by the Escrow Holder as an earnest money deposit toward the purchase price of the Dealership. The Deposit shall be held by Escrow Holder in an interest bearing account. At the Closing, the Deposit, including accrued interest, shall be applied and credited toward the payment of the Purchase Price. If escrow does not close, and this Agreement is terminated in a manner governed by Section 7, the Deposit, including accrued interest, will be disbursed to Purchaser. If the escrow does not close and Section 7 does not apply, the Deposit together with the interest accrued thereon shall be promptly returned to Purchaser unless the provisions of
Section 22.9 are applicable, in which case the disposition of
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the Deposit together with the interest accrued thereon shall be governed by the provisions of Section 22.9.

               (b) The balance of the purchase price shall be paid in cash on the Closing Date.

               (c) In addition to the cash payment as provided for hereinabove, Purchaser shall grant to Capman, Inc., a California corporation, an option to acquire 20,000 shares of the capital stock of FirstAmerica Automotive, Inc., a Nevada corporation, pursuant to the Stock Option Plan described in Section 8.7 hereof.

          3.4 CLOSING AND POST-CLOSING ADJUSTMENTS. All expenses of a nature which are customarily subject to proration in a transaction involving the purchase and sale of assets of an ongoing business shall be apportioned between Seller and Purchaser according to the number of days in the period covered thereby which occurred prior to and including the Closing Date, and the number of such days subsequent to the Closing Date. Those items subject to proration hereunder shall include, without limitation, personal property taxes, and customer prepayments. The aggregate amount of any adjustment shall be determined and paid as of the Closing Date. In addition to Purchase Price, Purchaser shall pay to Seller the sum of ONE HUNDRED FIFTY DOLLARS ($150) per automobile sold by Seller, which automobiles qualify for the 1997 Dealer Challenge described on
Schedule 3.4 hereof (the "1997 Dealer Challenge"), provided that Purchaser qualifies for such program and actually receives such funds from Franchiser. The parties acknowledge and agree that such sums shall not be due and owing until such time as such funds are received by Purchaser from Franchiser. Purchaser shall exercise reasonable good faith efforts to qualify for the 1997 Dealer Challenge.

          3.5 LIABILITIES. Purchaser shall have no obligation for any liabilities of any kind whatsoever of Seller other than those liabilities which Purchaser specifically agrees to assume all of which shall be set forth on
Schedule 3.5 to be attached hereto ten (10) days prior to the expiration of the Due Diligence Period, including without limitation all contracts, agreements and commitments of Seller, which Purchaser agrees to assume. Purchaser shall be responsible solely for that portion of any such obligations, which first accrue on or subsequent to the Closing Date. Purchaser shall have no obligation with respect to any liability arising under any such contract, agreement or commitment prior to the Closing Date, all of which liability shall remain the responsibility of Seller. The parties acknowledge and agree that Purchaser is not assuming any employment agreements, labor agreements, collective bargaining agreements or other similar contracts.

          3.6 TRANSFER TAXES. Purchaser agrees to pay any and all sales, transfer or other similar taxes which may be imposed or payable on or in connection with the transfer of the Acquired Assets.

          3.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price as provided for herein shall be allocated as set forth on Schedule 3.7 attached hereto which shall agreed upon and attached hereto at or prior to Closing.

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     4.   REPRESENTATIONS AND WARRANTIES OF SELLER.  Except as set forth on the schedules attached hereto (the "Disclosure Schedules"), Seller and Capman hereby jointly and severally represent, warrant and agree with Purchaser as follows:

          4.1 GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

          4.2 TITLE TO ASSETS; LIENS AND ENCUMBRANCES. Seller will convey to Purchaser good and marketable title to the Acquired Assets, free and clear of all security interests, liens, claims, restrictions, equities and encumbrances whatsoever, other than liens for taxes not yet due and payable. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS
SECTION 4, SELLER IS SELLING AND PURCHASER IS PURCHASING THE ACQUIRED ASSETS ON AN "AS IS WITH ALL FAULTS" BASIS AND THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE ACQUIRED ASSETS, INCLUDING, WITHOUT LIMITATION: (1) the quality, nature, adequacy and physical condition of the Acquired Assets, (2) except as otherwise provided in the Real Property Agreement, as hereinafter defined, the presence of Hazardous Materials on, under or about the Dealership or the adjoining or neighboring property, (3) the contents, adequacy or completeness of the due diligence materials from third parties delivered to Purchaser prior to the expiration of the Due Diligence Period and listed on Schedule 4.2 to be attached prior to the expiration of the
                     ------------
Due Diligence Period, and (4) the economics of the operation of the Dealership.

          4.3 AUTHORIZATION. The execution and delivery of this Agreement and each other document, agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of the Seller and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and each other document, agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby, have also been taken. Except for consent of the Franchiser, no consent of any lender, trustee, security holder, lessor or any other person or entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller and Capman enforceable in accordance with its terms, except as may be limited as applicable bankruptcy law and equity. Except as to the terms of the Franchise, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Seller or Capman is a party, under which they are obligated or to which any of the Acquired Assets are subject, (b) do not violate any judgment, order, statute, rule or regulation to which Seller, Capman or any of the Acquired Assets are

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subject or the articles of incorporation or bylaws of the Seller, and (c) will not result in the creation of any lien, charge or encumbrance on any of the Acquired Assets.

          4.4 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Seller and Capman contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

          4.5 LITIGATION. Seller has not received service of process for, and to the best of Seller's knowledge there is no pending or threatened suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting any of the Acquired Assets. To the best knowledge of Seller, Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, or local court. To the best knowledge of Seller, use of the name "Capitol Nissan" by Seller does not infringe upon the rights of any other person and Seller is not aware of any claim of any nature to the effect that any person other than Seller holds any rights with respect to such names.

          4.6 DEFAULTS. Seller is not in default, and to the best of Seller's knowledge, no event has occurred which, with the passage of time will constitute a default, with respect to any obligation or liability to be assumed by Purchaser hereunder, which are listed on Schedule 3.5 attached hereto, To the best knowledge of Seller, no other party to any obligation or liability set forth in Schedule 3.5 is in default with respect to any provision thereof.

          4.7 ENVIRONMENTAL COMPLIANCE NOTICES. Seller has received no written notice advising Seller of any defects, defaults or non-compliance in connection with the Acquired Assets or the Premises from any governmental agency dealing with environmental laws, except notices which have been previously complied with or waived by the governmental agency.

          4.8 COMPLIANCE WITH LAW. To the best of Seller's knowledge, Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations the violation of which would have a material adverse effect on the financial condition of the Dealership.

          4.9 FINANCIAL REPORTS. Seller has delivered to Purchaser dealer financial statements for Seller for the calendar years 1995 and 1996 ("Dealer Financial Statement"). The income and expenses reflected in the Dealer Financial Statement has been prepared in accordance with past practices of Seller and, to the best of Seller's knowledge, are true and correct in all material respects.

          4.10 UNIONS. Seller is not a party to any arrangement with any union, and no employees of the Seller are represented by any labor union or covered by any collective bargaining agreement or, to the best of Seller's knowledge of Seller, is any effort to establish such representation in progress.

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          When used herein the term "to the best of Seller's knowledge" shall mean knowledge of Mickey Ollis, Dennis R. Boyle, and Ole Skifter without any independent investigation. In the event Purchaser discovers a breach of representation or warranty prior to Closing, Purchaser's sole remedy for such breach shall be to terminate this Agreement and seek actual damages against Seller in the amount of Purchaser's damages not to exceed the sum of FIFTY THOUSAND DOLLARS ($50,000).

     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents, warrants and agrees with Seller and Owner as follows:

          5.1 GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

          5.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of transactions contemplated hereby has been duly authorized by the Board of Directors of the Purchaser and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, have also been taken. This Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Except for consent of the Franchiser, landlords under leases, and lenders, no consent of any trustee, security holder or any other person or entity is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Purchaser is a party or under which it is obligated, and (b) do not violate any judgment, order, statute, rule or regulation to which Purchaser is subject.

          5.3 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     6.   SELLER'S COVENANTS.

          6.1 ONGOING OPERATIONS. From the date hereof to the Closing, Seller will use its best effort to preserve intact the Acquired Assets and to continue to operate the Dealership as a going concern, including, but not limited to, maintaining commercially reasonable inventories and receivables; provided, however, Seller shall not be required to expend sums in excess of FIFTEEN THOUSAND DOLLARS ($15,000) or institute litigation in exercising such best efforts. Seller will not dispose of any of the Acquired Assets except in the ordinary course of business consistent with past practices, and will not, without limiting the foregoing, hold a "going-out-of-business" or "liquidation" sale; provided that Seller shall have the right to exercise

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normal and customary selling and marketing activities consistent with customary practices of an ongoing dealership.

          6.2 APPROVAL. Each of Purchaser and Seller will use its best efforts to obtain all permits, approvals, authorizations and consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement and for the ownership and operation by Purchaser of Acquired Assets and the Dealership related thereto; provided, however, Seller shall not be required to expend sums in excess of FIFTEEN THOUSAND DOLLARS ($15,000) or institute litigation in exercising such best efforts, Purchaser and Seller shall proceed as promptly as practicable after the date hereof to prepare all materials necessary to obtain the consent of the Franchiser as is necessary for Purchaser to acquire the Acquired Assets and for consummation of the transactions contemplated hereby.

          6.3 COVENANT TO COMPLY. Seller shall not take any action or fail to take any action which will make any of their representations and warranties not true and correct in all material respects on the Closing Date. Seller shall use its best efforts to satisfy or cause to be satisfied all of the conditions precedent to Purchaser's obligations hereunder; provided, however, Seller shall not be required to expend sums in excess of FIFTEEN THOUSAND DOLLARS ($15,000) or institute litigation in exercising such best efforts. Seller shall give Purchaser prompt written notice of any material change in any of the information contained in the representations and warranties made in Section 4 hereof or the schedules referred to herein which occur prior to the Closing Date.

          6.4 ENTRY AND INDEMNITY. In connection with any entry by Purchaser, or its agents, employees or contractors onto the Property, Purchaser shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference to Seller's Dealership operation. Without limiting the foregoing, prior to any entry to perform any on-site testing, Purchaser shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the proposed testing within three
(3) business days after receipt of such notice. If Purchaser or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, at Seller's request, Purchaser shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Upon Seller's request, Purchaser shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Purchaser or its agents, employees or contractors. Purchaser shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Purchaser and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Purchaser shall provide Seller with evidence of such insurance coverage upon request by Seller. Purchaser shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, lions or claims (including, without limitations reasonable attorneys' fees) arising out of or relating to any entry on the Property by Purchaser, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.

          6.5 POST CLOSING ACCESS. Following the Closing, Purchaser shall, upon forty-eight (48) hours prior written notice, be granted access during normal business hours to Seller's books and records relating to customer files (e.g., deal jackets and service repair orders). Any copies of such materials shall be provided at Purchaser's expense.

     7. CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE. The obligations of Purchaser under this Agreement are subject to fulfillment of the conditions set forth below. Purchaser shall have the right to waive in writing all or part of any one or more of the following conditions and upon such waiver may proceed with the transactions contemplated by this Agreement, and hereby releases Seller from any and all loss, damage, costs (including attorney's fees), causes of action and/or claims with respect to such failure of condition unless such failure of condition is caused by a breach of Seller, in which event the terms of Section 22.9 shall govern Purchaser's right to damages for such breach.

          7.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Seller shall have complied with and duly performed in all material respects all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Capman contained in this Agreement, of otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the Vice President of Seller.

          7.3 NO LEGAL PROCEEDINGS. No action or proceeding shall have been instituted or threatened to restrain or prohibit the acquisition by Purchaser or the conveyance by Seller of the Acquired Assets or which might result in any material adverse change in the business, prospects or financial or other condition of the Acquired Assets.

          7.4 CONSENTS. Purchaser shall have received the written approval of Franchiser designating Purchaser or its designee as a duly authorized dealer for the sales and service of such Franchiser's automobiles at 1120 Capitol Expressway Auto Mall, San Jose, California 95136, free of any material condition which is materially adverse to Purchaser and such Franchiser shall have entered into a customary Dealer Sales and Service Agreement.

          7.5 DUE DILIGENCE. Purchaser shall for a period of thirty (30) days from the date of execution of this Agreement (the "Due Diligence Period") have the right to review the books and records of the Dealership relating to the Acquired Assets, the physical condition of the Dealership property and any other items reasonably necessary or appropriate to evaluate the Dealership. Such review shall be done at times and locations as mutually agreed between

Purchaser and Seller provided that Purchaser shall use all reasonable efforts to have such review of books and records at locations away from the Dealership. Seller shall cooperate and provide such information reasonably necessary for Purchaser to conduct such due diligence review during such thirty (30) day period. Purchaser's failure to approve of the physical condition of the Dealership and the review of the books and records relating to the Acquired Assets by written notice (the "Notice of Intent to Proceed") to Seller prior to the expiration of the Due Diligence Period, which Notice of Intention to Proceed shall unequivocally set forth Purchaser's approval of the physical condition of the Acquired Assets, the review of the books and records relating to the Acquired Assets, and Purchaser's election to proceed with the transaction strictly in accordance with the terms of this Agreement, shall constitute Purchaser's election to terminate this Agreement in which event neither party shall have any right or liability to the other except as set forth herein. Upon Purchaser's timely delivery of the Notice of Intent to Proceed, the Deposit shall be non-refundable except as otherwise set forth herein.

          7.6 ENVIRONMENTAL ASSESSMENT. During the thirty (30) day period after the. execution of this Agreement (the "Testing Period"), Purchaser and Seller shall conduct an environmental assessment (the "Environmental Assessment") of the real property at the Dealership (the "Real Property"). Expenses of any environmental consultant engaged by Purchaser and Seller to conduct the Environmental Assessment shall be paid by Purchaser. Purchaser may terminate all of its obligations under this Agreement by written notice to Seller on or before the expiration of the Testing Period, if Purchaser determines that a release or threatened release of a hazardous substance has occurred on the Real Property. Failure to timely notify Seller under this Section 7.7 is deemed to constitute a waiver of Purchaser's right to terminate this Agreement under this Section 7.7.

          7.7 PHYSICAL AUDIT. On or before the Closing Date the valuation of the Acquired Assets pursuant to the physical audit specified in Section 3.2 shall be completed and approved by Purchaser and Seller.

          7.8 TAX CLEARANCE. Purchaser shall have obtained certificates from the California Franchise Tax Board, the California Employment Development Department, and the County of Santa Clara that all taxes and contributions payable by Seller have been paid in full. If such certificates are not available on the Closing Date, Escrow Holder shall withhold in escrow the estimated amount of maximum unpaid tax liability reasonably determined by Purchaser which sum shall be held by Purchaser until such time as all certificates are presented.

          7.9 LIST OF EMPLOYEES. Seller shall furnish to Purchaser a list of all employees names and positions. Seller shall have terminated all employees as of the Closing Date.

          7.10 BULK SALE. Seller shall furnish, in an appropriate time to comply, all affidavits and lists of creditors and such other instruments or documents as Escrow Holder shall require for Seller and Purchaser to comply with all applicable bulk sales laws.

          7.11 PURCHASE OF REAL PROPERTY. Purchaser or nominee of Purchaser shall have acquired the real property commonly known as 1120 Capitol Expressway Auto Mall, San Jose, California 95136.

     8. CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller under this Agreement are subject to fulfillment of the conditions set forth below. Seller shall have the right to waive in writing all or part of any one or more of the following conditions without, however, releasing Purchaser from any liability for any loss or damage sustained by Seller by reason of the breach by Purchaser of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Purchaser and upon such waiver may proceed with the transactions contemplated by this Agreement.

          8.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Purchaser shall have complied with and duly performed in all material respects all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

          8.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Seller shall have received a certificate to that effect dated the Closing Date and executed by the President or a Vice President of Purchaser.

          8.3 PHYSICAL AUDIT. On or before the Closing Date the valuation of the Acquired Assets pursuant to Section 3.2 shall be completed and approved by Seller.

          8.4 PURCHASE OF REAL PROPERTY. On or before the expiration of the Due Diligence Period, Purchase and Seller shall have entered into the Real Property Agreement and Purchaser or nominee shall acquire the real property commonly known as 1120 Capitol Expressway Auto Mall, San Jose, California 95136 in accordance therewith on or before Closing.

          8.5 NO LEGAL PROCEEDINGS. No action or proceeding shall have been instituted or threatened to restrain or prohibit the acquisition by Purchaser or the conveyance by Seller of the Acquired Assets or which might result in any material adverse change in the business, prospects or financial or other condition of the Acquired Assets.

          8.6 CONSENTS. Purchaser shall have received the written approval of Franchiser designating Purchaser or its designee as a duly authorized dealer for the sales and service of such Franchiser's automobiles at 1120 Capitol Expressway Auto Mall, San Jose, California 95136, free of any material condition which is materially adverse to Purchaser and such Franchiser shall have entered into a customary Dealer Sales and Service Agreement.

          8.7 WARRANT TO PURCHASE COMMON STOCK. On or before expiration of the Due Diligence Period, Seller and Purchaser shall have entered into a Warrant to Purchase

Common Stock allowing Seller the option to purchase 20,000 share of Purchaser's Common Stock.

     9. DELIVERIES OF SELLER ON THE CLOSING DATE. Seller agrees on the Closing Date to deliver to Purchaser:

          9.1 TITLE TO ACQUIRED ASSETS. All conveyances, covenants, warranties, deeds, assignments, bills of sale, motor vehicle titles, confirmations, powers of attorney, approvals, consents and any and all further instruments as may be reasonably necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments herein provided for and to convey to Purchaser such title to the Acquired Assets as Seller is obligated hereunder to convey.

          9.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Seller setting forth a copy of the resolutions adopted by Seller's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          9.3 CERTIFICATE. Certificate of the Vice President of Seller referred to in Section 7.2.

     10. DELIVERIES OF PURCHASER ON THE CLOSING DATE. Purchaser agrees on the Closing Date to deliver or cause to be delivered.

          10.1 CONSIDERATION. The amounts to be delivered pursuant to Section
3.3 hereof.

          10.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Purchaser setting forth a copy of the resolutions adopted by Purchaser's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          10.3 CERTIFICATE. The Certificate of the President or a Vice President of the Purchaser referred to in Section 8.2.

     11. REAL PROPERTY. Purchaser or nominee of Purchaser shall enter into an Agreement of Purchase and Sale (the "Real Property Agreement") with Amesbury Group, a California Limited Partnership, for the property commonly known as 1120 Capitol Expressway Auto Mall, San Jose, California 95136 (the "Property"). The purchase price for the Property shall be the sum of SIX MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($6,250,000) payable in cash at close of escrow. The Closing of the purchase of the Property shall be simultaneous with the Closing and acquisition of the Dealership pursuant to this Agreement. Such Agreement of Purchase and Sale shall provide that Purchaser shall have 45 days from execution of the Agreement to obtain a loan secured by a first Deed of Trust on the Property for such acquisition with commercially reasonable rates and terms. Such Agreement of Purchase and Sale shall further provide that all closing costs shall be paid as is customary in Santa Clara

County, and shall contain a hazardous substances indemnity in favor of Purchaser. The parties shall enter into a Purchase and Sale Agreement in the form attached hereto as Schedule 11 and incorporated herein by this reference.

     12. ESCROW. The parties, upon execution of this Agreement shall open an escrow with a mutually acceptable escrow company ("Escrow Holder"). The parties shall forthwith provide to Escrow Holder any and all documentation necessary for Escrow Holder to publish such notices as may be required by the bulk sale laws of the State of California. Any and all costs of such escrow shall be paid one-half by Purchaser and one-half by Seller.

     13.  COVENANTS AFTER CLOSING DATE.

          13.1 TRANSFER OF ACQUIRED ASSETS. Seller agrees from and after the Closing Date, upon the request of Purchaser, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the assigning, transferring, conveying, and confirming to Purchaser, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of, any or all of the Acquired Assets as provided herein.

          13.2 COOPERATION. Seller will cooperate and use its reasonable efforts to have its officers and employees cooperate with Purchaser at Purchaser's request, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Closing Date. From and after the Closing Date, Seller will permit Purchaser and its representatives to have access to Setter's books and records relating to the Acquired Assets for periods prior to the Closing Date upon notice and during normal business hours. Seller shall assist Purchaser after the Closing related to audits required in connection with any public offering contemplated by Purchaser, provided Seller shall not be required to expend funds (including internal labor costs) or institute litigation. Purchaser shall keep any information delivered to Purchaser hereunder confidential; provided, however, Purchaser shall have the right as required by law to use such final information in connection with financial reporting or filing of any required documents with the Securities Exchange Commission or other similar or necessary use.

     14.  INDEMNIFICATION.

          14.1 INDEMNIFICATION BY SELLER AND CAPMAN. Seller and Capman agree to indemnify and hold harmless Purchaser from and against any and all losses, costs, damages, claims and expenses (including reasonable attorneys' fees) which Purchaser may sustain at any time by reason of (a) any debt, liability or obligation of Seller except obligations assumed by Purchaser, (b) any liability or obligation of any kind relating to the operations of the Acquired Assets or Dealership prior to the Closing Date, or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Seller contained in this Agreement. The parties acknowledge and agree that Purchaser shall have the right to repair automobiles sold and/or serviced by Seller to correct miscellaneous customer complaints that Purchaser determines in Purchaser's reasonable judgment are an obligation of Seller, with Seller's prior written approval; provided, that the total of repairs for any one automobile shall not exceed the sum of ONE THOUSAND DOLLARS ($1,000).

          14.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, cost, damages, claims and expenses (including reasonable attorneys' fees) which Seller may sustain at any time by reason of (a) any debt, liability or obligation of Purchaser, (b) any liability or obligation of any kind relating to the operations of the Acquired Assets or Dealership after the Closing Date, or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Purchaser contained in this Agreement.

          14.3 DEFENSE. Any party who receives notice of a claim for which it will seek indemnification shall promptly notify the indemnifying party in writing of such claim. The indemnifying party shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the indemnified party. The indemnified party shall have the right to participate in such defense with its own counsel at its cost.

     15. SURVIVAL OF REPRESENTATIONS. The parties hereto each agree that all representations and warranties and indemnities contained herein shall survive the execution and delivery of this Agreement for a period of twelve (12) months following the Closing (the "Limitations Period"). Purchaser must provide Seller written notice of any claims prior to the expiration of the Limitations Period. Purchaser acknowledges and agrees that in executing this Agreement Capman's liability shall be limited to claims made by Purchaser during the Limitations Period for a breach of a representation and warranty set forth in Section 4 hereof or for Purchaser's right to indemnity pursuant to Section 14.1 hereof.

     16. NO BROKER. Purchaser on the one hand, and Seller on the other, represent to the other that no broker or finder has been connected with the transactions contemplated by this Agreement. In the event of a claim by any broker or finder based upon his representing or being retained by Seller on the one hand, or by Purchaser on the other, Seller or Purchaser, as the case may be, agrees to indemnify and save harmless the other in respect of such claim.

     17. USE OF THE NAME. Seller agrees that from and after the Closing Date, Purchaser shall have the right to the name "Capitol Nissan" or any derivative thereof or similar name in connection with the operation of the, Dealership acquired hereunder, and that Seller shall not subsequent to the Closing, use such name.

     18. TERMINATION. If the Closing Date shall not have occurred on or prior to September 15, 1997 (the "Termination Date") or if Purchaser shall receive disapproval from the Franchiser prior thereto, any party that is not in default in the performance of its obligations under this Agreement may, thereafter, terminate this Agreement by giving written notice to the other party; provided, however, Purchaser may extend the Termination Date for a period of thirty

(30) days from the Termination Date ("First Extension Period") by causing the sum of Fifty Thousand Dollars and 00/100 ($50,000) to be delivered to Escrow Holder prior to the Termination Date (the "First Extension Period Deposit"). The First Extension Period Deposit shall follow the Deposit in accordance with and pursuant to the terms of Section 3.3 hereof. Purchaser may extend the First Extension Period an additional period of thirty (30) days ("Second Extension Period") by causing the sum of Fifty Thousand Dollars and 00/100 ($50,000) to be delivered to Escrow Holder prior to the expiration of the First Extension Period (the "Second Extension Period Deposit"). The Second Extension Period Deposit shall follow the Deposit in accordance with and pursuant to the terms of Section
3.3 hereof.

     19. CONFIDENTIALITY. In the event this Agreement is terminated for any reason other than the default of Seller, Purchaser shall deliver to the Seller, at no expense to Purchaser, without representation or warranty of any kind, all of the documents and papers which were supplied by the Seller to Purchaser or its agents, including, without limitation, financial statements, tax returns, appraisals, inspections, investigations, studies, tests, surveys, and reports concerning the Assets, but excluding any documents or other papers which are proprietary property or trade secrets of Purchaser. Unless and until the Closing occurs, none of the parties to this Agreement shall disclose, publish or communicate either directly or indirectly, any of the terms, conditions or the subject or content of the parties' negotiations concerning purchase of the Dealership, except (a) in response to any lawful process requiring disclosure of the same as reasonably required by law or public reporting requirements, or (b) to prospective sources of financing, to mortgage brokers, franchisers, investment bankers, investors or purchasers, attorneys, accountants, consultants, experts and professionals engaged by Purchaser in connection with its due diligence investigation. The parties each agree that it shall at all times keep the contents of the negotiations confidential (subject to the exceptions stated in the preceding sentence) and that no publicity or press release with respect to any proposed transaction shall be made by either party without the prior written consent of either party.

     20. RISK OF LOSS AND INSURANCE PROCEEDS. Seller shall give Purchaser notice of the occurrence of damage or destruction of, or the commencement of condemnati on proceedings affecting any portion of the Premises. In the event that all or any material portion of the Premises is condemned, or destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is greater than FIVE HUNDRED THOUSAND DOLLARS ($500,000), then Purchaser may, at its option to be exercised within fifteen (15) days of Seller's notice of the occurrence of the damage or destruction or the commencement of the condemnation proceedings, either terminate this Agreement or consummate the purchase for the full consideration as required by the terms hereof. If Purchaser elects to terminate this Agreement or fails to give Seller notice within such fifteen (15) day period that Purchaser will proceed with the purchase, then this Agreement shall terminate at the end of such fifteen (15) day period and the Deposit shall be returned to Purchaser and neither party shall any have further rights or obligations hereunder. If (a) a portion of the Premises is condemned or destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is equal to or less than FIVE HUNDRED THOUSAND DOLLARS ($500,000); or (b) Purchaser elects within the aforesaid fifteen (15) day period to proceed with the purchase, then this Agreement shall not terminate and upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Premises (but in no event shall the amount of such credit exceed the Purchase Price); provided, however, in the event the insurance or condemnation proceeds are less dm the actual amount necessary to replace such damage, Purchaser shall receive a credit against the Purchase Price on the Closing in the amount of such difference. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or repair or restore the Premises, and Purchaser shall not receive any credit against the Purchase Price with respect to such proceeds or awards; provided, that if the amount of proceeds or awards subsequently received by Purchaser exceeds the Purchase Price, then Purchaser shall pay to Seller any such excess within ten
(10) days after Purchaser's receipt of such proceeds or awards. The provisions of this Section 20 shall survive the Closing.

     21. NOTICES. All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery through a commercial courier, as the case may be. Notices may be given by facsimile and shall be effective upon the transmission of such facsimile notice provided that the facsimile notice is transmitted on a business day and a copy of the facsimile notice together with evidence of its successful transmission indicating the date and time of transmission is sent on the day of transmission by recognized overnight carrier for delivery on the immediately succeeding business day. Each party shall be entitled to modify its address by notice given in accordance with this Section 19.

     To Purchaser:    FirstAmerica Automotive, Inc.
                      c/o Kay & Merkle
                      100 The Embarcadero, Penthouse
                      San Francisco, California 94105
                      Fax No.: 415-512-9277

     With a copy to:  W. Bruce Bercovich, Esq.
                      Kay & Merkle
                      100 The Embarcadero, Penthouse
                      San Francisco, California 94105
                      Fax No.: 415-512-9277

     To Seller:       Golden Sierra Auto Group, Inc.
                      dba Capitol Nissan
                      1120 Capital Expressway Auto Mall

                      San Jose, California 95136
                      Fax No.: 408-297-1161

     To Capman:       Capitol Management Group, Inc.
                      675 North First Street
                      Suite 800
                      San Jose, CA  95112
                      Fax No.:  408-297-1161


     With a copy to:  William Myers, Esq.
                      Morrison & Foerster
                      755 Page Mill Road
                      Palo Alto, California  94304
                      Fax No.: 415-494-0792


     22.  MISCELLANEOUS.

          22.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and no party hereto shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date subsequent to the date hereof duly set forth in writing signed by the party hereto which is to be bound thereby. This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

          22.2 GOVERNING LAW. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of California, without giving effect to principles of conflict of laws.

          22.3 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

          22.4 BENEFIT OF PARTIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns. Purchaser shall not assign this Agreement to any unaffiliated entity which is not controlled by, in control of , or under common control with Purchaser.

          22.5 NECESSARY DOCUMENTS. Each of the parties does hereby agree to do any act and to execute any other or further documents reasonably necessary or convenient to the carrying out of the provisions of this Agreement.

          22.6 HEADINGS. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          22.7 ATTORNEYS' FEES. In the event that any action or proceeding is brought to enforce or interpret any provision, covenant or condition contained in this Agreement on the part of Purchaser, Seller or Capman, the prevailing party in such action or proceeding (whether after trial or appeal) shall be entitled to recover from the party not prevailing its expenses therein, including reasonable attorneys' fees and allowable costs.

          22.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

          22.9  TERMINATION AND REMEDIES.

                (a) LIQUIDATED DAMAGES. If Purchaser breaches this Agreement, and the transaction contemplated by this Agreement fails to close by reason thereof, Seller shall be entitled to terminate this Agreement and retain the amount of the Deposit plus any accrued interest thereon (the "Specified Sum") as liquidated damages. SELLER AND PURCHASER ACKNOWLEDGE THAT SUM IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATIONS TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                    Buyer __________               Seller  DRB
                                                          ----------

          22.10 BREACH BY SELLER. In the event that the Closing fails to occur as a result of a default of Seller, Purchaser may, as its sole and exclusive remedy, elect to either: (a) enforce the terms of this Agreement by action for specific performance, but with no reduction in the Purchase Price; provided, however, that no action for specific performance shall compel Seller to commence litigation or cure or deal with any matters outside of its reasonable control or expend funds except as provided for in the Agreement as to such matters; or (b) terminate this Agreement in which event the Purchaser shall have the right to immediate return of its deposit and damages from Seller or Capman in an amount to the actual damage suffered by Purchaser but in no event in excess of the amount of FIFTY THOUSAND DOLLARS ($50,000).

          22.11 ACCEPTANCE OF AGREEMENT BY PURCHASER. This Agreement shall be null and void unless it is accepted by Purchaser and two fully executed copies hereof are returned to Seller on or before 5:00 p.m. (P.D.T.) on July 19, 1997.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.



PURCHASER:                                        SELLER:

FirstAmerica Automotive, Inc.                     Golden Sierra Auto Group,
a Nevada corporation                              a California corporation, dba Capitol Nissan


By: /s/ Thomas A. Price                           By:  /s/ Dennis R. Boyle
    ------------------------------                    ------------------------
Name:  Thomas A. Price                            Name:  Dennis R. Boyle
       ---------------------------                Its:   Vice- President
Its:   President
       ---------------------------                CAPMAN:

                                                  CAPMAN, Inc.,
                                                   a California corporation

                                                  By: /s/ Dennis R. Boyle
                                                      ------------------------
                                                  Name:  Dennis R. Boyle
                                                  Its:   President

                               LIST OF SCHEDULES

SCHEDULE 2.1  Acquired Assets

SCHEDULE 3.4  1997 Dealer Challenge

SCHEDULE 3.5  Liabilities

SCHEDULE 3.7  Allocation of Purchase Price

SCHEDULE 4.2  Due Diligence Materials

SCHEDULE 8.7  Warrant to Purchase Common Stock

SCHEDULE 11   Purchase and Sale Agreement

                                 SCHEDULE 3.4

                         [LOGO OF NISSAN APPEARS HERE]

================================================================================
                  NORTHWEST REGION DEALER INCENTIVE PROGRAM

                            "1997 DEALER CHALLENGE"
                            OFFICIAL PROGRAM RULES

                      DISTRICTS: 1,3,4,5,6,7,8,9,10,11,12

              PROGRAM PERIOD: JANUARY 1, 1997 - DECEMBER 31, 1997
================================================================================


                             ELIGIBLE PARTICIPANTS
                             ---------------------

All authorized Nissan Dealers located within the above named Districts are eligible to participate. ALL DEALERS MUST ATTAIN THEIR 1997
JANUARY/FEBRUARY/MARCH WHOLESALE OBJECTIVE TO PARTICIPATE IN THE "1997 DEALER CHALLENGE" PROGRAM.

                                  ENROLLMENT
                                  ----------

Each participating dealership will be required to enroll in the "1997 DEALER CHALLENGE" by completing the attached Official "1997 DEALER CHALLENGE" Enrollment Form. The attached enrollment form must be received by the regional office no later than March 14, 1997.

                                ELIGIBLE MODELS
                                ---------------

All new, unused, unregistered 1996, 1997, 1997.5 and 1998 models.

                                  OBJECTIVES
                                  ----------

1997 JAN/FEB/MARCH WHOLESALE OBJECTIVE (January 1, 1997 - March 31, 1997)

Dealers will be assigned a 1997 January/February/March Wholesale Objective for the period of January 1, 1997 - March 31, 1997. To participate in the "1997 DEALER CHALLENGE" dealers must achieve the 1997 January/February/March Wholesale Objective.

1997 CALENDER YEAR OBJECTIVE (January 1, 1997 - December 31, 1997)

Dealers will be assigned a 1997 Calendar Year Retail Sales Objective for the period of January 1, 1997 - December 31, 1997. Achievement of the 1997 Calendar Year Retail Sales Objective and attainment of the 1997 January/February/March Wholesale Objective will pay $50 retroactive on each eligible unit sold during January 1, 1997 - December 31, 1997.

1997 Q1 "FAST START" OBJECTIVE (January 1, 1997 - April 1, 1997)

Dealers will be assigned a 1997 Q1 "Fast Start" Retail Sales Objective for the period of January 1, 1997 - April 1, 1997. Achievement of the 1997 Q1 "Fast Start" Objective and attainment of the 1997 January/February/March Wholesale Objective will pay an additional $100 retroactive on each eligible unit sold during January 1, 1997 - December 31, 1997. ONLY DEALERS WHO ATTAIN THEIR "1997 CALENDER YEAR OBJECTIVE" WILL BE ELIGIBLE TO RECEIVE THE "1997 Q1 `FAST START' AWARD".

                        [LOGO OF NISSAN APPEARS HERE]
================================================================================

                                  OFFICIAL
                           "1997 DEALER CHALLENGE"
                               ENROLLMENT FORM

================================================================================

YES!

I accept the CHALLENGE and will participate in the "1997 DEALER CHALLENGE" Program.

1997 JANUARY/FEBRUARY/MARCH WHOLESALE OBJECTIVE:        349       61

1997 CALENDER YEAR OBJECTIVE:                          1311      107

1997 Q1 "FAST START" OBJECTIVE:                         328

                          DEALER NAME:   CAPITOL NISSAN

                          DEALER CODE:       2789

                 AUTHORIZED SIGNATURE:
                                      _____________________________
     (Dealer Principal/Executive Mgr)


NO!

I do not wish to participate in the "1997 DEALER CHALLENGE" Program.


                           DEALER NAME:

                           DEALER CODE:

                  AUTHORIZED SIGNATURE:
      (Dealer Principal/Executive Mgr)


          PLEASE COMPLETE THIS FORM BY MARCH 14, 1997 and fax it to:
                                (510) 426-2911
                            Attention: Tracy Grover

                                 SCHEDULE 8.7


      THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                       WARRANT TO PURCHASE COMMON STOCK

                                                                       Warrant #_______

      Corporation:                   FirstAmerica Automotive, Inc., a Delaware corporation
                                     (the "Company")

      Initial Exercise Price:        $______________

      Issue Date:                    _______________

      Expiration Date:               The ___________ anniversary of the date hereof


      THIS WARRANT CERTIFIES THAT, for good and valuable consideration, ___________________ ("Holder") is entitled to purchase ____________________ paid and nonassessable shares of the Common Stock (the "Shares") of the Company at the initial exercise price of $__________ per Share (the "Warrant Price"), as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.



                                  ARTICLE I.

                                   EXERCISE
                                   --------


      1.1  Method of Exercise. Holder may exercise this Warrant by delivering a
           ------------------
duly executed Notice of Exercise in substantially the form attached as Appendix 1 to principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchase.

      1.2  Conversion Right. In lieu of exercising this Warrant as specified in
           ----------------
Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate Fair Market Value of the Shares issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the

Fair Market of one Share. The Fair Market Value of the Shares shall be determined pursuant to Section 1.3.

     1.3. Fair Market Value.  If the Shares are traded in a public market, the
          -----------------
Fair Market Value of the Shares shall be the closing price of the Shares reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of the Company shall determine Fair Market Value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

     1.4. Delivery of Certificate and New Warrant.  Promptly after Holder
          ---------------------------------------
exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

     1.5. Replacement of Warrants.  On receipt of evidence reasonable
          -----------------------
satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, and, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at its expenses, shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

     1.6. Merger or Consolidation of the Company.
          --------------------------------------

          1.6.1. "Acquisition." For the purpose of this Warrant, "Acquisition"
                  -----------
means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          1.6.2. Assumption of Warrant. Upon the closing of any Acquisition, the
                 ---------------------
successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Share were outstanding on the record date for the Acquisition and subsequent closing. The Warrant price shall be adjusted accordingly.

          1.6.3. Purchase Right. Notwithstanding the foregoing, at the election
                 --------------
of Holder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration of the Shares had Holder exercised the unexercised portion of this Warrant the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant price of this Warrant is unchanged.

      2.5. Fractional Shares. No fractional shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the Fair Market Value of a full Share.

      2.6. Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company, at its expense, shall promptly compute such adjustment and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

                                 ARTICLE III.
                                 ------------

                 REPRESENTATIONS AND COVENANTS OF THE COMPANY
                 --------------------------------------------

      3.1.  Representations and Warranties. The Company hereby represents and
            ------------------------------
warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

      3.2.  Notice of Certain Events.  If the Company proposes at any time (a)
            ------------------------
to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b) to offer for subscription pro rata to the holders of any class or series or its stock any additional shares of stock of any class or series or other rights;
(c) to effect any reclassification or recapitalization of common stock; (d) to merger or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets or to liquidate, dissolve or wind up, or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company's securities for cash, then in connection with each such event, the Company shall give Holder
(1) prompt prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the maters referred to in (c) and (d) above, prompt prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

     3.3.  Information Rights.  So long as the Holder holds this Warrant and/or
           ------------------
any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notice or other written communications to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and
(c) within sixty (60) days after the end of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements. The Company's delivery obligations under this section shall terminate upon the Company becoming subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

     3.4.  Automatic Exercise.  If, as of the last day of the term hereof, this
           ------------------
Warrant has not been fully exercised, then as of such date this Warrant shall be automatically converted, in full, in accordance with Section 1.2, without any action or notice by the Holder.

     3.5.  Registration Under Securities Act of 1933, as amended.  The Company
           -----------------------------------------------------
agrees that the Shares shall be deemed "registrable securities" or otherwise entitled to "piggy back" registration rights in accordance with the terms of the following agreement between the Company and its investors (the "Agreement") _____________________. The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder's registration rights thereunder without the consent of Holders. By acceptance of this Warrant, Holder shall be deemed to be a party to the Agreement, unless Holder elects not to become or to cease being a party thereto.


                                  ARTICLE IV.
                                  -----------

                                 MISCELLANEOUS
                                 -------------

     4.1.  Term; Notice of Expiration.  This Warrant is exercisable, in whole or
           --------------------------
in part, at any time and from time to time on or before the Expiration Date set forth above.

     4.2.  Legends.  This Warrant and the Shares (and the securities issuable,
           -------
directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

                     THIS SECURITY HAS NOT BEEN REGISTERED
                     UNDER THE SECURITIES ACT OF 1933, AS
                     AMENDED, AND MAY NOT BE SOLD, PLEDGED OR
                     OTHERWISE TRANSFERRED WITHOUT AN
                     EFFECTIVE REGISTRATION THEREOF UNDER
                     SUCH ACT OR PURSUANT TO RULE 144 OR AN
                     OPINION OF COUNSEL REASONABLY
                     SATISFACTORY TO THE CORPORATION AND ITS
                     COUNSEL THAT SUCH REGISTRATION IS NOT
                     REQUIRED.

      4.3  Compliance with Securities Laws on Transfer.  This Warrant and the
           -------------------------------------------
Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

      4.4  Transfer Procedure. Subject to the provisions of Section 4.3, Holder
           ------------------
may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee(s) and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). Unless the Company is subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, the Company shall have the right to refuse to transfer any portion of this Warrant or the Shares to any person who directly competes with the Company and/or its subsidiaries.

      4.5  Notices. All notices and other communications from the Company to the
           -------
Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished by the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time.

      4.6  Waiver. This Warrant and any term hereof may be changed, waived,
           ------
discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

      4.7  Attorneys' Fees. In the event of any dispute between the parties
           ---------------
concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

      4.8  Governing Law. This Warrant shall be governed by and construed in
           -------------
accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

                                                   FIRSTAMERICA AUTOMOTIVE, INC.

                                                   By: _________________________

                                           Name:
                                                  ------------------------------
                                                             (Print)

                                           Title:
                                                  ------------------------------

                                  APPENDIX 1

                              NOTICE OF EXERCISE


     1. The undersigned hereby elects to purchase _______ Shares of the Common Stock of FirstAmerica Automotive, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such Shares in full.

     1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with respect to ____________________ of the Shares covered by the Warrant.

     [STRIKE PARAGRAPH 1 THAT DOES NOT APPLY.]

     2. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:


                                ---------------------------
                                           (Name)



                                ---------------------------

                                ---------------------------
                                          (Address)

     3. The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.


                                ---------------------------
                                       (Signature)

Date:
      -------------------

                                  SCHEDULE 11


                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT ("Agreement") dated as of July 17, 1997, is by and between AMESBURY GROUP, a California general partnership ("Seller"), and BAY AUTOMOTIVE PROPERTIES, a California limited liability company or nominee ("Buyer"), and is made with reference to the following facts:


                                   RECITALS

     A. Seller is the owner of that certain real property commonly known as 1120 Capitol Expressway Auto Mall, San Jose, California 95136 (the "Real Property") which is more particularly described on Exhibit A attached hereto.
                                                   ---------

     B. Concurrently herewith, Seller and Buyer have entered into that certain Asset Purchase Agreement dated as of July 17, 1997 in the form of Exhibit B
                                                                  ---------
hereto (the "Asset Purchase Agreement") whereby Golden Sierra Auto Group, a California corporation, dba Capitol Nissan ("Golden Sierra"), is to sell to Buyer certain of the assets, properties and business of Golden Sierra utilized in connection with Golden Sierra's Nissan automobile dealership.

     C. By this Agreement, Seller desires to sell Seller's rights, title and interest in and to the Real Property and certain personal property and Buyer desires to purchase all of Seller's rights, title and interest in and to the Real Property and such personal property on the terms and conditions herein set forth.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:



                                   AGREEMENT
                                   ---------

                                   ARTICLE I
                         PURCHASE AND SALE OF PROPERTY


     Section 1.1 SALE. Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, the Property, together with any and all easements and other appurtenances thereto owned by Seller, located in the City of San Jose, together with the personal property owned by Seller ("the "Personal Property"), if any, located on the Real Property and used exclusively in the operation or maintenance of the Real Property, as the same may be further described in any list which is in Seller's possession and is furnished to Buyer within the Due Diligence Period, as defined in Section 3.1 hereof. The Real Property and the Personal Property are collectively referred to herein as the "Property." The Real Property shall include, without limitation, the land described on Exhibit A attached

                                      1

                                   EXHIBIT C

                            PRO-FORMA TITLE POLICY

                                  [To Follow]

                                   EXHIBIT D

                              GENERAL ASSIGNMENT

    THIS GENERAL ASSIGNMENT (the "Assignment") dated as of ________________, 1997, is between AMESBURY GROUP, a California general partnership ("Assignor"), and BAY AUTOMOTIVE PROPERTIES, a California limited liability company ("Assignee").

     A. Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of July 17, 1997 (the "Agreement"), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein. Unless otherwise set forth herein, all initially capitalized terms shall have the meaning set forth in the Agreement. Pursuant to the Agreement, Assignor has agreed to assign to Assignee all of its right, title, and interest in and to all current licenses, permits, certificates of occupancy, approvals and entitlements issued or granted in connection with the Real Property as well as any and all development rights and any other intangible rights, interests or privileges relating to, or used in connection with the Real Property and all transferable warranties or sureties relating to the Real Property or Personal Property (collectively, the "Intangible Property").

    B. Assignor has entered into the contracts listed on Exhibit D-1 hereto relating to the Property (the "Contracts").

    C. Assignor desires to assign to Assignee its interest in the Contracts and the Intangible Property, and Assignee desires to accept the assignment thereof and assume the obligations thereunder, on the terms and conditions below.

    ACCORDINGLY, the parties hereby agree as follows:

        1.  Assignment.  As of the date on which the Property is conveyed to
            ----------
Assignee pursuant to the Agreement (the "Closing Date"), Assignor hereby assigns without recourse or warranty of enforceability all of its right, title and interest in and to the Contracts and the Intangible Rights.

        2.  Assignor's Indemnity. Except as otherwise set forth herein, or in
            --------------------
the Agreement, Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all liabilities, losses, damages, claims, costs or expenses, including, without limitation, reasonable attorneys' fees and costs (collectively, "Claims"), originating prior to the Closing Date and arising out of Assignor's obligations under the Contracts.

        3.  Assumption.  Concurrently with the conveyance of Assignor's interest
            ----------
in the Property to Assignee, Assignee hereby assumes all of Assignor's obligations under the Contracts and the General Intangibles, and agrees to indemnify Assignor against and hold Assignor harmless from any and all Claims originating on or subsequent to the Closing Date and arising out of Assignee's obligations under the Contracts.

          4.  Miscellaneous.
              -------------

              (a) In the event of any dispute between Assignor and Assignee arising our of the obligations of Assignor under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs.

              (b) This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

              (c) This Assignment may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                   IN WITNESS WHEREOF, this Assignment is entered into as of the date first above written.

                              ASSIGNOR:  AMESBURY GROUP,
                                         a California general partnership




                                         By:  ______________________________
                                         Its: ______________________________


                              ASSIGNEE:  BAY AUTOMOTIVE PROPERTIES,
                                         a California limited liability company


                                         By:  ______________________________
                                         Its: ______________________________


                                         By:  ______________________________
                                         Its: ______________________________

                                   EXHIBIT E

                                  GRANT DEED

                                  [To Follow]

                                   EXHIBIT F

                                 BILL OF SALE


For value received, the undersigned Vendor hereby sells, assigns and transfers to BAY AUTOMOTIVE PROPERTIES, a California limited liability company, as Vendee, all right, title, and interest of the Vendor in and to the following property: that certain Personal Property, as that term is defined in that certain Purchase and Sale Agreement between Vendor and Vendee dated as of July 17, 1997.

WITNESSETH the hand and seal of the Vendor this _______ of July, 1997


                                    VENDOR:

                                    AMESBURY GROUP,
                                    a California general partnership

                                    By:  ________________________________

                                    Its: ________________________________


                                    By:  ________________________________

                                    Its: ________________________________

                                   EXHIBIT G

                             ENVIRONMENTAL REPORT

                                  [To Follow]

                                   EXHIBIT H

                               GUADALUPE REPORT

                                  [To Follow]

                                   EXHIBIT I

                                ASSESSMENT LEIN


JULY 11, 96                           IMPROVEMENT DISTRICT NO. 94-216SJ (CAPITOL EXPRESSWAY AUTO MALL)
216AS                                                ASSESSMENT SPREAD

                                                                                        CONSTRUCTION   CONSTRUCTION  CONSTRUCTION
                                                               AREA        FRONTAGE                     CONTINGENCY      TOTAL
ASSMT. NO.     APN               PROPERTY OWNER               (Acres)       (Feet)         (By Area)    (By Const.)
---------- ----------- ------------------------------------  ---------  --------------  -------------  ------------  -------------
         1 459-03-002  AMESBURY GROUP (NISSAN)                    0.65                    17,154.76       1,199.46      18,354.22
         2 459-03-003  AMESBURY GROUP (NISSAN)                    0.67                    17,682.59       1,236.37      18,918.96
         3 459-03-004  AMESBURY GROUP (NISSAN)                   3,587                    94,667.84       6,619.20     101,287.04
         4 459-04-003  KLEINMAN, SIMON & PHYLLIS (FORD)            4.5                   118,783.67       8,303.98     127,087.65
         5 459-04-004  ROBERT LEWIS (VOLKSWAGON)                  4.62                   121,930.70       8,525.42     130,456.12
         6 459-04-006  KLEINMAN, SIMON & PHYLLIS (FORD)          2,091                    15,345.88       1,072.98      16,418.87
         7 459-04-005  A. & K. KERLEY (LINCOLN MERCURY)          3,287                    86,222.43       6,028.69      92,251.12
       8-a 459-04-007  M. & E. CARL (CHEVROLET)                  5,717                   150,882.65      10,549.75     161,432.40
       8-b 459-04-007  M. & E. CARL (CHEVROLET)                  3,746                    27,491.94       1,922.24      29,414.18
         9 459-05-019  TOYOTA MOTOR DISTRIBUTORS                 4,662                   123,039.17       8,602.93     131,642.09
        10 459-05-018  W. KUNI (BUICK)                           3,922                   103,509.14       7,237.38     110,746.52
        11 459-05-017  GMAC                                      2,928                    77,275.56       5,403.12      82,678.68
        12 459-05-016  T. STEVENS (HONDA)                        4,941                   130,402.51       9,117.77     139,520.28
        13 459-27-014  EASTSIDE UNION HIGH SCH. DIST.              6.6                   249,186.72      17,423.19     266,609.91
        14 459-27-010  PATRICIA RUBINO (VACANT)                  6,066                   133,701.50       9,348.44     143,049.94
        15 459-27-003  PATRICIA RUBINO (MITSUBISHI)              3,785                    99,893.45       6,864.57     106,678.02
      16-a 459-27-009  PATRICIA RUBINO (AUTO SERVICE)            1,181                    31,168.87       2,179.33      33,348.20
      16-b 459-27-009  PATRICIA RUBINO (AUTO SERVICE)             2.67                    19,595.16       1,370.10      20,965.26
        17 459-27-002  TOYOTA MOTOR DISTRIBUTORS                  0.67                    17,682.59       1,236.37      18,918.96
        18 459-06-015  L. NORMANDIN (CHRYSLER PLYMOUTH)          5,796                   152,967.61      10,696.53     163,663.14
        19 459-06-044  JOSEPH & DOROTHY RUBINO (MAZDA)            2.65                    69,938.61       4,890.12      74,828.73
        20 459-06-043  JOSEPH & DOROTHY RUBINO (OLDSMOBILE)      5,325                   140,537.01       9,826.38     150,363.39
        21 459-06-038  HARTZHEIM ENTERPRISES LLC (DODGE)             5                   131,959.64       9,226.65     141,195.29
                                                             ---------  --------------  -------------  ------------  -------------
                                                                84,044                 2,131,000.00     149,000.00   2,280,000.00

                                                                75,537                 2,131,000.00     149,000.00

          *50% of cost for new signal at Capito Auto Mall Plaza assessed to parcel 13 only.
          *70% of construction cost assessed to all parcels except parcels 6, 8b and 16b.
          *30% of construction cost assessed to all parcels including parcels 6, 8b and 16b.



  LAND &         D&C            D&C             D&C         DISTRICT
ACQUISITION  MANAGEMENT      MANAGEMENT     MANAGEMENT     FINANCING      ASSESSMENT        ANNUAL
                             CONTINGENCY      TOTAL                         TOTAL         ASSESSMENT
             (By Const.)     (By Const.)                  (By Const.)                     (25 YEARS)
----------------------------------------------------------------------------------------------------

               6,143.03           450.81      6,593.83      8,057.34       33,005.39       2,832.21  NISSAN
               6,332.04           464.68      6,796.72      8,305.26       34,020.94       2,819.35  NISSAN
              33,900.06         2,487.75     36,307.01     44,464.12      182,138.98      15,629.44  NISSAN
              42,528.65         3,120.96     45,649.61     55,701.59      228,498.85      19,607.60  FORD
              43,662.75         3,204.18     46,668.94     57,269.10      234,592.16      20,130.47  VOLKSWAGON
               5,495.28           403.27      6,698.65      7,207.74       29,525.15       2,533.57  FORD
              30,875.80         2,285.62     33,141.62     40,497.43      165,690.17      14,235.12  LINCOLN MERCURY
              54,030.29         3,965.01     57,995.30     70,867.41      290,295.10      24,910.37  CHEVROLET
               9,844.72           722.45     10,567.18     12,912.57       52,893.93       4,538.86  CHEVROLET
              44,059.68         3,233.31     47,293.00     57,789.72      236,724.81      20,313.48  TOYOTA
              37,066.08         2,720.00     38,786.17     48,616.76      199,149.45      17,000.12  BUICK
              27,871.98         2,030.70     29,702.66     36,295.22      148,676.59      12,758.01  VACANT
              46,696.46         3,426.61     50,123.27     61,248.10      250,691.74      21,529.16  HONDA
              89,232.47         8,648.31     95,780.78    117,039.41      479,430.11      41,140.15  NEW AUTO MALL PLAZA
              47,877.61         3,513.51     51,391.32     62,787.67      257,236.83      22,073.81  VACANT
              35,771.32         2,625.07     38,396.40     46,918.51      192,192.93      16,492.17  MITSUBISHI
              11,161.41           819.08     11,980.49     14,639.57       59,966.26       5,145.91  AUTO SERVICE
               7,016.93           514.94      7,531.86      9,203.57       37,700.69       3,235.12  AUTO SERVICE
               8,332.04           464.68      6,796.72      8,305.26       34,020.94       2,919.35  TOYOTA
              54,776.90         4,019.80     58,796.70     71,846.68      294,308.53      25,254.80  CHRYSLER PLYMOUTH
              25,044.65         1,837.90     26,882.65     32,849.16      134,560.44      11,546.70  MAZDA
              50,325.57         3,693.14     54,018.71     66,009.21      270,390.31      23,202.33  OLDSMOBILE
              47,254.06         3,467.73     50,721.70     81,979.54      253,087.62      21,786.23  DODGE
------------------------------------------------------------------------------------
             763,100.00        56,000.00    819,100.00  1,000,900.00    4,100,000.00

             763,100.00        56,000.00                1,000,900.00

     NOTICE TO TRANSFEREE (BUYER): You are required by law to retain this certificate until the end of the fifth tax year following the tax year in which the transfer takes place and make the Certificate available to the Internal
           Revenue Service if requested to do so during that period.

                               LIST OF EXHIBITS



Schedule 1       Listing of Due Diligence Materials

Exhibit A        Description of Property

Exhibit B        Asset Purchase Agreement

Exhibit C        Pro-Forma Title Policy

Exhibit D        General Assignment

Exhibit E        Grant Deed

Exhibit F        Form of Bill of Sale

Exhibit G        Environmental Report

Exhibit H        Guadalupe Report

Exhibit I        Assessment Lien

Exhibit J        Certificate of Transferor Other Than an Individual (FIRPTA
                 Affidavit)